Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Accounting Firms” and to the incorporation by reference of our reports dated February 12, 2016 and December 1, 2016 in the Amendment No. 1 to the Registration Statement on Form S-4 of Emera US Finance LP and Emera US Holdings Inc. for the registration of USD $500,000,000 2.150% Senior Notes due 2019, USD $750,000,000 2.700% Senior Notes due 2021, USD $750,000,000 3.550% Senior Notes due 2026 and USD $1,250,000,000 4.750% Senior Notes due 2046 and the related guarantees thereof.

Halifax, Canada December 15, 2016	/s/ Ernst & Young LLP Chartered Professional Accountants